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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549





                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 3 )*


                                 HOT TOPIC, INC.
                                 ---------------
                                (Name of Issuer)




                                  COMMON STOCK
                                  ------------
                         (Title of Class of Securities)




                                   441339 10 8
                                   -----------
                                 (CUSIP Number)





                                DECEMBER 31, 1999
                                -----------------
             (Date of Event Which Requires Filing of This Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     |_|      Rule 13d-1(b)

     |X|      Rule 13d-1(c)

     |_|      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

CUSIP NO.441339 10 8                 13G                      PAGE 2 OF 10 PAGES

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     SORRENTO VENTURES II, L.P.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     State of California
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           19,215
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          -0-
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         19,215
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            -0-
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     19,215
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.19%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.441339 10 8                 13G                      PAGE 3 OF 10 PAGES

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     SORRENTO VENTURES IIB, L.P.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     State of California
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           51,567
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          -0-
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         51,567
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            -0-
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     51,567
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.53%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.441339 10 8                 13G                      PAGE 4 OF 10 PAGES

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     SORRENTO ASSOCIATES, INC.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     State of California
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           26,044
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          -0-
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         26,044
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            -0-
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     26,044
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.27%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.441339 10 8                 13G                      PAGE 5 OF 10 PAGES

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     SORRENTO EQUITY PARTNERS, L.P.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     State of California
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           -0-
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          19,215
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         -0-
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            19,215
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     19,215
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.19%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.441339 10 8                 13G                      PAGE 6 OF 10 PAGES

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     SORRENTO EQUITY PARTNERS II, L.P.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     State of California
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           -0-
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          51,567
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         -0-
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            51,567
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     51,567
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.53%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.441339 10 8                 13G                      PAGE 7 OF 10 PAGES

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     ROBERT M. JAFFE TRUST, DATED 10/08/90
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     State of California
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           163,949
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          -0-
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         163,949
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            -0-
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     163,949
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.70%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     OO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1.
         (a)      Name of Issuer: HOT TOPIC, INC.
         (b) Address of Issuer's Principal Executive Offices: 18305 East San Jose Avenue, City of Industry, CA 91748

ITEM 2.
         (a)      Name of Person Filing:
                           SORRENTO VENTURES II, L.P.
                           SORRENTO VENTURES IIB, L.P.
                           SORRENTO ASSOCIATES, INC.
                           SORRENTO EQUITY PARTNERS, L.P., THE GENERAL PARTNER
                             OF SORRENTO VENTURES II, L.P.
                           SORRENTO EQUITY PARTNERS II, L.P., THE GENERAL
                             PARTNER OF SORRENTO VENTURES IIB, L.P.
                           ROBERT M. JAFFE TRUST, DATED 10/08/90
         (b)      Address of Principal Business Office or, if none, Residence:
                  4370 LA JOLLA VILLAGE DR., STE. 1040, SAN DIEGO, CA 92122
         (c)      Citizenship: STATE OF CALIFORNIA (FOR EACH OF THE ABOVE
                  ENTITIES)
         (d)      Title of Class of Securities: COMMON STOCK
         (e)      CUSIP Number: 441339 10 8

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(b), OR 240.13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:
         (a)  |_| Broker or Dealer registered under Section 15 of the Act
                  (15 U.S.C. 78o);
         (b)  |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                  78c);
         (c) |_| Insurance company as defined in section 3(a)19) of the Act (15 U.S.C. 78c);
         (d) |_| An investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
         (e)  |_| An investment adviser in accordance
                  withss.240.13d-1(b)(1)(ii)(F);
         (f) |_| An employee benefit plan or endowment fund in accordance withss.240.13d-1(b)(1)(ii)(F);
         (g) |_| A parent holding company or control person in accordance withss.240.13d-1(b)(ii)(G);
         (h)  |_| A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act (12 U.S.C. 1813);
         (i)  |_| A church plan that is excluded from the definition of an
                  investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
         (j)  |_| Group, in accordance withss.240.13d-1(b)(1)(ii)(J)

ITEM 4.  OWNERSHIP
         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount Beneficially Owned:
                                                              SHARES     OPTIONS
                                                              ------     -------
                      SORRENTO VENTURES II, L.P.               15,356      3,859
                      SORRENTO VENTURES IIB, L.P.              48,800      2,767
                      SORRENTO ASSOCIATES, INC.                26,044        -0-
                      SORRENTO EQUITY PARTNERS, L.P.           15,356      3,859
                      SORRENTO EQUITY PARTNERS II, L.P.        48,800      2,767
                      ROBERT M. JAFFE TRUST, DATED 10/08/90   163,949        -0-

         (b)      Percent of Class:

                      SORRENTO VENTURES II, L.P.               0.19%
                      SORRENTO VENTURES IIB, L.P.              0.53%
                      SORRENTO ASSOCIATES, INC.                0.27%
                      SORRENTO EQUITY PARTNERS, L.P.           0.19%
                      SORRENTO EQUITY PARTNERS II, L.P.        0.53%
                      ROBERT M. JAFFE TRUST, DATED 10/08/90    1.70%

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:

                               SORRENTO VENTURES II, L.P.                 19,215
                               SORRENTO VENTURES IIB, L.P.                51,567
                               SORRENTO ASSOCIATES, INC.                  26,044
                               SORRENTO EQUITY PARTNERS, L.P.                -0-
                               SORRENTO EQUITY PARTNERS II, L.P.             -0-
                               ROBERT M. JAFFE TRUST, DATED 10/08/90     163,949

                  (ii)     Shared power to vote or to direct the vote:

                               SORRENTO VENTURES II, L.P.                    -0-
                               SORRENTO VENTURES IIB, L.P.                   -0-
                               SORRENTO ASSOCIATES, INC.                     -0-
                               SORRENTO EQUITY PARTNERS, L.P.             19,215
                               SORRENTO EQUITY PARTNERS II, L.P.          51,567
                               ROBERT M. JAFFE TRUST, DATED 10/08/90         -0-

                  (iii) Sole power to dispose or to direct the disposition of:

                               SORRENTO VENTURES II, L.P.                 19,215
                               SORRENTO VENTURES IIB, L.P.                51,567
                               SORRENTO ASSOCIATES, INC.                  26,044
                               SORRENTO EQUITY PARTNERS, L.P.                -0-
                               SORRENTO EQUITY PARTNERS II, L.P.             -0-
                               ROBERT M. JAFFE TRUST, DATED 10/08/90     163,949

                  (iv) Shared power to dispose or to direct the disposition of:

                               SORRENTO VENTURES II, L.P.                    -0-
                               SORRENTO VENTURES IIB, L.P.                   -0-
                               SORRENTO ASSOCIATES, INC.                     -0-
                               SORRENTO EQUITY PARTNERS, L.P.             19,215
                               SORRENTO EQUITY PARTNERS II, L.P.          51,567
                               ROBERT M. JAFFE TRUST, DATED 10/08/90         -0-

INSTRUCTION: For computations regarding securities which represent a right to acquire an underlying security see ss.240.13d-3(d)(1).

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.

INSTRUCTION: Dissolution of a group requires a response to this item.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
         NOT APPLICABLE
         If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
         NOT APPLICABLE
         If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
         NOT APPLICABLE
         If a group has filed this schedule pursuant to ss.240.13d-1(b)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

ITEM 9.  NOTICE OF DISSOLUTION OF A GROUP:  NOT APPLICABLE
         Notice of a dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

ITEM 10. CERTIFICATION

         (a) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(b): By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         (b) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c): By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                February 9, 2000
                                        ---------------------------------
                                                      Date

SORRENTO VENTURES II, L.P.                 SORRENTO VENTURES IIB, L.P.

By:  Its General Partner                   By: Its General Partner
Sorrento Equity Partners, L.P.             Sorrento Equity Partners II, L.P.


By: /s/ Robert M. Jaffe                    By: /s/ Robert M. Jaffe
    --------------------------------           ---------------------------------
    President, Sorrento Associates,            President, Sorrento Associates,
    Inc.                                       Inc.



SORRENTO EQUITY PARTNERS, L.P.             SORRENTO EQUITY PARTNERS II, L.P.

By:  Its General Partner                   By: Its General Partner
Sorrento Associates, Inc.                  Sorrento Associates, Inc.


By: /s/ Robert M. Jaffe                    By: /s/ Robert M. Jaffe
   ---------------------------------           ---------------------------------
   President, Sorrento Associates,             President, Sorrento Associates,
   Inc.                                        Inc.



SORRENTO ASSOCIATES, INC.                  ROBERT M. JAFFE TRUST, DATED 10/08/90


By: /s/ Robert M. Jaffe                    By: /s/ Robert M. Jaffe
    --------------------------------           ---------------------------------
    President                                  Robert M. Jaffe, Trustee

         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including exhibits. Seess.240.13d-7 for other parties for whom copies are to be sent.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)